Exhibit 10.17
EXECUTION COPY
MANAGEMENT SERVICES AGREEMENT
     THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of this 10th day of February, 2004 by and between Crosman Corporation, a Delaware corporation with offices at Routes 5 & 20, East Bloomfield, NY 14443 (the “Company”) and Kilgore Consulting III LLC, a Connecticut limited liability company with offices at 61 Wilton Road, Westport, Connecticut 06880 (“Kilgore”).
W I T N E S S E T H
     WHEREAS, the Company is engaged in the business of designing, manufacturing and selling sporting goods equipment (the “Business”); and
     WHEREAS, the Company desires to retain Kilgore to provide executive, financial, and managerial oversight services to it relating to the Business on the terms herein set forth, and Kilgore has capability enabling it to provide such services and is agreeable to providing the same on such, terms:
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:
1.	TERM AND DUTIES
     For the one (1) year period commencing on the date hereof unless sooner terminated pursuant to the provisions of paragraph 7 hereof (the “Term”), Kilgore shall provide executive, financial, and managerial oversight services to the Company and the Company’s subsidiaries from time to time. The nature of such services shall be to analyze the performance of the Company’s executive personnel and to assist them in developing and planning the implementation of financing, internal growth and acquisition strategies; however, Kilgore will not become involved in day to day operations. In general, such services shall be provided by reviewing internal reports and financial statements and analyses prepared by the executive officers of the Company and advising them as to matters covered by such reports as well assisting them to formulate financial and corporate growth strategies. If so requested, appropriate personnel of Kilgore will attend all meetings of the Board of Directors. It is understood that persons who will provide services to the Company may be employees of Kilgore and will also have such duties with Kilgore, and that, therefore, none of said persons will devote full business time to the business of the Company, but that they will devote thereto only such time as may be necessary from time to time properly to perform their duties. At the expiration of the term, this Agreement shall automatically renew for an additional one (1) year term unless either party shall have notified the other of its intention not to renew this Agreement at least sixty (60) days prior to the expiration of the Term. Any such notice shall be given in accordance with section 10(c) hereof.
2.	DEGREE OF CARE
     Kilgore shall use its best efforts to perform its services, and to cause its personnel to perform their services hereunder in a professional manner and with due care, but shall have no liability to the Company or for any act or omission except for willful default or gross negligence.
3.	FEES
     In full consideration and compensation for the services to be furnished by Kilgore to the Company and its subsidiaries during the Term, the Company will pay to Kilgore and Kilgore will accept (i) an up front fee, payable upon execution and delivery of this Agreement, equal to Five Hundred Eighty Thousand Dollars ($580,000), and (ii) an annual fee equal to Five Hundred Eighty Thousand Dollars ($580,000) beginning upon the date of execution of this Agreement and payable in quarterly installments, in advance, thereafter. Kilgore may elect to defer a portion or all of its fee for any such installment due by written notice to the Company.

4.	EXPENSES
     (a) During the Term, the personnel of Kilgore assigned to perform duties hereunder will engage in such travel as may be reasonably required in connection with the performance of those duties. The company will pay (or reimburse) all such reasonable expenses upon submission of proper documentation.
     (b) The Company will pay for, or reimburse Kilgore for, all equipment and supplies bought by Kilgore and specifically dedicated to the purposes of this Agreement (e.g. computer supplies). Kilgore shall not be entitled to reimbursement of incidental expenses (e.g. use of Kilgore’s offices) for purposes hereof.
     (c) Kilgore will pay all salaries, wages, bonuses, health and other insurance expenses, pension fund payments, payroll taxes and withholding and the like applicable to its employees furnishing services hereunder, without the right to reimbursement from the Company.
     (d) The Company will indemnify, to the full extent permitted by law, Kilgore and the personnel of Kilgore who perform services hereunder against any claims which may be made against them by reason thereof.
5.	CONFIDENTIALITY
     The Company acknowledges that Kilgore is engaged in various other businesses some of which may be competitive with the business and that all persons who perform services for the Company pursuant to this Agreement will be full time employees of Kilgore and that their primary loyalty is to Kilgore. The mere existence of Kilgore’s business activities as described above and the use of such employees to perform services for Kilgore shall in no way give rise to any liability of Kilgore or such employees under this Agreement.

6.	RELATIONSHIP BETWEEN PARTIES
     Kilgore and the Company are not partners or joint venturers, and neither shall have any power or right to incur any liability on behalf of the other party; provided, however, that any of the personnel of Kilgore elected as an officer of the Company shall have the power to obligate the Company in such capacity as an officer, but only to the extent appropriate for such office. Each party shall discharge its own debts and obligations without recourse against the other.
7.	DEFAULTS
     The following shall constitute events of default (“Events of Default”) hereunder:
     (a) The failure of the Company to pay Kilgore any sums due Kilgore hereunder within ten (10) days of written demand therefor by Kilgore.
     (b) The failure of either party to perform, keep or fulfill in any material respect any of the other covenants, undertakings, obligations or conditions set forth in this Agreement or the failure of Kilgore to perform the services required under this Agreement with the degree of care set forth in Paragraph 2 hereof, and the continuance of such default for a period of thirty (30) days after notice of said default.
     (d) Upon the occurrence of any Event of Default, the non-defaulting party may give to the defaulting party notice of the non-defaulting party’s intention to terminate this Agreement specifying the cause therefor (‘Termination Notice”). If the defaulting party shall fail to cure the Event of Default before the expiration of a period of sixty (60) days from the date of such Termination Notice, this Agreement shall terminate. In the case of an Event of Default by the Company, the parties acknowledge that the damages of Kilgore would be substantial, but difficult to compute with accuracy; accordingly, Kilgore shall be entitled to receive in cash as an agreed upon amount of liquidated damages an amount equal to Seventy-Five Percent (75%) of all amounts payable under this Agreement from the date of the Event of Default to the end of the Term, discounted to present value using a seven percent (7%) interest rate.
     The rights granted hereunder shall not be in substitution for, but shall be in addition to, any rights and remedies available to the non-defaulting party hereunder by reason of applicable provisions of law.
8.	WAIVER.
     The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. In the event of consent by either party to an assignment of this Agreement, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court of competent jurisdiction, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Kilgore or the Company or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.
9.	ASSIGNMENT.
     Neither party shall assign or transfer or permit the assignment or transfer of this Agreement, or it rights or obligations hereunder without the prior written consent of the other; provided, however, that the sale of substantially all the assets of Kilgore to, or the merger of

Kilgore into a single entity or a group of entities under common control, shall not constitute an assignment or transfer for purposes of this Section 9.
10.	MISCELLANEOUS
     (a) Right to Make Agreement. The Company and Kilgore each warrant that neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over the Company or Kilgore; result in or constitute a breach under any indenture, contract, other commitment or restriction to which either is a party or by which either is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.
     (b) Applicable Law; Jurisdiction. This Agreement shall be construed under and shall be governed by the laws of the State of Connecticut. Each party unconditionally submits itself to the exclusive jurisdiction of any Connecticut State Court or Federal Court of the United States of America sitting in Connecticut. Each party unconditionally waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding in any such court and waives the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The parties hereby irrevocably waive trial by jury.
     (c) Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail, return receipt requested:

To the Company:	Crosman Acquisition Corporation
c/o The Compass Group International LLC
61 Wilton Road, 2nd Floor
Westport, CT 06880
Attn: Alan B. Offenberg

To Kilgore:	Kilgore Consulting III, LLC
61 Wilton Road, 2nd Floor
Westport, CT 06880
Attn: I. Joseph Massoud

With a Copy to:	Squire Sanders & Dempsey, L.L.P.
312 Walnut Street, Suite 3500
Cincinnati, OH 45202
Attn: Stephen C. Mahon
A party may change its address for receiving notices, statement and other communications by notice hereunder.
     (d) Entire Agreement. This Agreement, together with other writings signed by the parties expressly stated to be supplementing hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings.
(Signature Pages Follow)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the year and day first above written.

Crosman Corporation

By:	/s/ I. Joseph Massoud

Name: I. Joseph Massoud
Title: Secretary

KILGORE CONSULTING III LLC

By:	/s/ I. Joseph Massoud

Name: I. Joseph Massoud

Title: President of The Compass Group
International LLC, Managing Member